Company Contact:	Investor Relations Contact:
Martin McDermut	Lippert / Heilshorn & Associates
Senior Vice President, Chief Financial Officer	Lillian Armstrong, Moriah Shilton
Email: mmcdermut@suptech.com	Email: lillian@lhai-sf.com
(805) 690-4500	(415) 433-3777

SUPERCONDUCTOR TECHNOLOGIES INC. RECEIVES JUDGE’S FINAL
RULING ON ‘215 PATENT INFRINGEMENT LAWSUIT

SANTA BARBARA, CA – August 25, 2003: Superconductor Technologies Inc. (Nasdaq: SCON) (“STI”) the global leader in high-temperature superconducting (HTS) products for wireless voice and data applications, today announced that The Honorable Gregory M. Sleet has issued his final ruling in the patent infringement lawsuit brought by ISCO International, Inc. (“ISCO”), filed on July 17, 2001 in the United District Court for the District of Delaware.

The court affirmed the unanimous verdict the jury returned that ISCO’s U.S. Patent 6,263,215 for “Cryoelectronically Cooled Receiver Front End for Mobile Communications System” (the “’215 Patent”) is invalid. The court also accepted the jury’s verdict finding that the patent is unenforceable because of inequitable conduct committed by one of the alleged inventors. The court overturned the jury’s verdict of unfair competition and bad faith on the part of ISCO and the related $3.8 million compensatory damage award, and also denied STI’s request for reimbursement of its legal fees associated with the case. The parties have 30 days to indicate whether they will appeal the court’s final rulings.

M. Peter Thomas, STI’s president and chief executive officer stated, “We are pleased the judge affirmed the jury verdict’s that the ‘215 patent is invalid and unenforceable. STI prevailed on the key matters important to our business, which we can now pursue with 100 percent of our attention.”

About Superconductor Technologies Inc.

Superconductor Technologies Inc., headquartered in Santa Barbara, CA, is the global leader in developing, manufacturing, and marketing superconducting products for wireless networks. STI’s SuperLink™ Solutions are proven to increase capacity utilization, lower dropped and blocked calls, extend coverage, and enable higher wireless transmission data rates. SuperLink™ Rx, the company’s flagship product, incorporates patented high-temperature superconductor (HTS) technology to create a cryogenic receiver front-end (CRFE) used by wireless operators to enhance network performance while reducing capital and operating costs.

More than 3,000 SuperLink Rx systems have been shipped worldwide, logging in excess of 30 million hours of cumulative operation. In 2003, STI was named to Deloitte & Touche’s prestigious Los Angeles Technology Fast 50 program, a ranking of the 50 fastest-growing technology companies in the Los Angeles area, for the second year in a row.

SuperLink is a trademark of Superconductor Technologies Inc. in the United States and in other countries. For information about STI, please visit www.suptech.com.